Exhibit 99.1

Rightside Announces Second Quarter 2016 Financial Results

Registry Revenue Grows 52% Over the Prior Year Period

KIRKLAND, Wash., August 9, 2016 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the second quarter ended June 30, 2016.

“We delivered strong second quarter results as Rightside continues to focus on growing awareness and demand for new gTLDs through our retail registrar and expanding network of distribution partners.  We are focused on accelerating growth in our high margin businesses while reducing costs across the board,” said Chief Executive Officer Taryn Naidu.  “Our registry services business continues to be core to the Company’s strategy and its revenue grew 52% to $2.9 million.  Name.com’s revenue grew 20% year-over-year, to an all-time high on both a GAAP revenue and unit registration basis, due to a higher mix of new gTLDs with an average selling price approximately three times that of legacy gTLDs.  This quarter, we also reported Adjusted EBITDA of $2.3 million, nearly three times higher than the prior year period as we’ve continued to grow our mix of higher margin registry services revenue and drive cost synergies throughout the business.”

Financial Summary

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Registrar services	$44,157	$43,281	$88,175	$85,280
Registry services	2,932	1,925	5,571	3,530
Aftermarket and other	7,839	7,544	17,108	14,876
Eliminations (1)	(891)	(579)	(1,693)	(984)
Total revenue	$54,037	$52,171	$109,161	$102,702

(Gain) loss on other assets, net	$(2,219)	$262	$(2,218)	$(6,961)

Loss before income tax	$(2,546)	$(6,401)	$(8,021)	$(5,468)
Income tax benefit	(75)	(728)	(443)	(1,671)
Net loss	$(2,471)	$(5,673)	$(7,578)	$(3,797)

Adjusted EBITDA (2)	$2,314	$779	$4,123	$1,347

(1)	Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.
(2)	This Non-GAAP financial measure is described below and reconciled to GAAP net loss in the accompanying table.

Second Quarter 2016 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal second quarter 2015.)

▪	Registrar services revenue increased to $44.2 million compared to $43.3 million.
▪	Registry services revenue increased 52% to $2.9 million compared to $1.9 million.
▪	Aftermarket and other revenue increased to $7.8 million compared to $7.5 million.
▪	Total revenue increased to $54.0 million compared to $52.2 million.
▪	Net loss was $2.5 million, compared to $5.7 million.
▪	Adjusted EBITDA increased to $2.3 million, compared to $779,000.
▪	Gain on other assets, net was $2.2 million representing the gain on withdrawals of its interest in gTLD applications and the sale of its non-core registrar credentials.

Business Highlights

▪	Rightside recently added .GAMES to its owned and operated gTLD portfolio and now has 40 gTLDs in its portfolio, with 39 in general availability.
▪

Rightside’s 39 gTLDs in general availability ended the quarter with approximately 523,000 registered domains, up over 70% from the second quarter of 2015.  Registered Domains have increased 30% since December 31, 2015.

▪	Rightside’s retail registrar, Name.com, grew revenue approximately 20% year-over-year with almost half of that growth driven by higher margin new gTLDs.
▪

With approximately 16.6 million total domains under management as of June 30, 2016, including over 2.9 million domain names registered through its retail outlets, Rightside remains one of the world's largest registrars.

▪	Rightside’s .LIVE extension has quickly become our fastest growing TLD, selling over 56,000 units for an aggregate of more than $1.3 million in cash revenue to date in 2016.

Registrar Services Operating Metrics

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
End of period domains (in millions) (1)	16.3	16.3	0.0%	16.3	16.3	0.0%
Average revenue per domain (2)	$10.82	$10.66	1.5%	$10.84	$10.58	2.5%
Renewal rate (3)	73.3%	74.1%		75.3%	75.8%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing registrar services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period.  Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Liquidity and Capital Resources

▪	As of June 30, 2016, cash and cash equivalents increased to $47.8 million, compared to $47.0 million as of March 31, 2016.
▪

At the end of the second quarter, the Company had letters of credit totaling $11 million outstanding and approximately $19 million of available borrowing capacity under its revolving credit facility with Silicon Valley Bank.

Business Outlook

For the full year ending December 31, 2016, Rightside reaffirms its revenue and Adjusted EBITDA guidance:

▪	Total revenue of $218 million to $228 million, inclusive of $12 million to $15 million of GAAP revenue from our Registry Services Business.
▪	Total Adjusted EBITDA of $8 million to $11 million.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, August 9, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through August 14, 2016: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 52421364
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain (loss) on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA and Adjusted EBITDA guidance can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside® inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry's most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe, and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to new and existing registries; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission on May 10, 2016.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$54,037	$52,171	$109,161	$102,702
Cost of revenue (excluding depreciation and amortization)	40,695	40,330	82,615	79,287
Sales and marketing	2,706	2,533	5,344	5,027
Technology and development	4,741	5,267	10,625	10,382
General and administrative	5,280	4,904	10,204	9,887
Depreciation and amortization	4,203	4,094	8,249	8,080
(Gain) loss on other assets, net	(2,219)	262	(2,218)	(6,961)
Interest expense	1,218	1,226	2,453	2,470
Other income, net	(41)	(44)	(90)	(2)
Loss before income tax	(2,546)	(6,401)	(8,021)	(5,468)
Income tax benefit	(75)	(728)	(443)	(1,671)
Net loss	$(2,471)	$(5,673)	$(7,578)	$(3,797)

Net loss per share attributable to common stockholders:
Basic	$(0.13)	$(0.30)	$(0.39)	$(0.20)
Diluted	(0.13)	(0.30)	(0.39)	(0.20)

Weighted average number of shares outstanding:
Basic	19,247	18,805	19,197	18,755
Diluted	19,247	18,805	19,197	18,755

Rightside Group, Ltd.

Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$47,809	$45,095
Accounts receivable, net	12,669	11,306
Prepaid expenses and other current assets	5,214	7,233
Deferred registration costs	77,915	75,435
Total current assets	143,607	139,069
Deferred registration costs, less current portion	16,298	15,700
Property and equipment, net	11,818	13,298
Intangible assets, net	52,371	54,328
Goodwill	103,042	103,042
gTLD deposits	2,540	8,139
Other assets	1,072	1,451
Total assets	$330,748	$335,027

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,300	$7,262
Accrued expenses and other current liabilities	20,262	24,591
Debt	1,500	1,500
Capital lease obligation	1,101	1,193
Deferred revenue	102,326	97,593
Total current liabilities	133,489	132,139
Deferred revenue, less current portion	21,158	20,487
Debt, less current portion	21,751	21,701
Capital lease obligation, less current portion	399	811
Deferred tax liabilities, net	15,003	15,477
Other liabilities	842	1,125
Total liabilities	192,642	191,740
Total stockholders' equity	138,106	143,287
Total liabilities and stockholders' equity	$330,748	$335,027

Rightside Group, Ltd.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(2,471)	$(5,673)	$(7,578)	$(3,797)
Add (deduct):
Income tax benefit	(75)	(728)	(443)	(1,671)
(Gain) loss on other assets, net (1)	(2,219)	262	(2,218)	(6,961)
Interest expense	1,218	1,226	2,453	2,470
Depreciation and amortization	4,203	4,094	8,249	8,080
Stock-based compensation expense	1,658	1,598	3,096	3,137
Acquisition and realignment costs (2)	—	—	564	89
Adjusted EBITDA	$2,314	$779	$4,123	$1,347

(1)	Net loss (gain) on withdrawals of interest in gTLD applications, included in (gain) loss on other assets, net.
(2)

Acquisition and realignment costs include employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

Rightside Group, Ltd.

Adjusted EBITDA Guidance Reconciliation

(in thousands)

(unaudited)

	Full Year Ending December 31, 2016
	Low	High
Net loss (estimate)	$(17,096)	$(14,396)
Add (deduct) - estimates:
Income tax benefit	(850)	(1,150)
(Gain) loss on other assets, net (1)	(2,218)	(2,218)
Interest expense	4,900	5,100
Depreciation and amortization	16,500	16,700
Stock-based compensation expense	6,200	6,400
Acquisition and realignment costs (2)	564	564
Adjusted EBITDA guidance	$8,000	$11,000

(1)	Net loss (gain) on withdrawals of interest in gTLD applications, included in (gain) loss on other assets, net.
(2)

Acquisition and realignment costs include employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks